UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INVENSENSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 20, 2017

Dear Stockholder:

Our records reflect that you have not voted your proxy with respect to the Special Meeting of Stockholders of InvenSense, Inc. scheduled to be held on May 17, 2017. Even if you plan to attend the meeting in person, please take a moment right now to ensure that your shares are represented at this important meeting.

Our Board of Directors has unanimously determined that the Merger, and the transactions contemplated by the Merger Agreement, are fair to and in the best interests of InvenSense and its stockholders. Our board recommends that you vote “FOR” all proposals on the agenda.

We urge you to exercise your right as a stockholder to be represented at the Special Meeting. With only weeks remaining until our Special Meeting, it is important that you act promptly to make sure that your vote is counted at the meeting.

In order to make it convenient for you to vote, we are enclosing a duplicate proxy card for your use. We have also made arrangements for you to be able to vote by telephone or internet, as well as by mail. Simply follow the instructions on the enclosed proxy card.

Please vote by telephone or internet today! Holders of a majority of all outstanding shares of common stock entitled to vote at the Special Meeting must vote in favor of the merger. If you don’t vote, your non-vote will have the same effect as a vote against the merger. Remember - every share and every vote counts! You may also sign, date and mail your proxy card in the envelope provided. If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Thank you for your continued support.

Sincerely,

Behrooz Abdi
President and Chief Executive Officer